    News Release (NYSE:RPT)

RPT REALTY
ANNOUNCES CLOSING OF AMENDED AND RESTATED UNSECURED CREDIT AGREEMENT

NEW YORK, November 8, 2019 - RPT Realty (NYSE:RPT) (the “Company”) announced today that it has closed on its $660 million amended and restated unsecured credit facility, an increase of $100 million over the Company’s prior unsecured credit facilities. Terms of the new facility can be found in our press release dated October 30, 2019 and in our 8-K filing dated November 8, 2019.

“The closing of our amended credit facility reflects our proactive mindset to drive earnings growth, diversify our capital structure and add duration to our balance sheet,” said Michael Fitzmaurice, Chief Financial Officer. “The improved pricing and terms reflect the quality of our portfolio and our continued commitment to a strong, flexible balance sheet. We thank our expanded bank group for their investment in RPT’s bright future.”

KeyBanc Capital Markets Inc., BMO Capital Markets, and Capital One, National Association served as joint-lead arrangers for the Facility with KeyBank National Association as administrative agent and BMO Capital Markets and Capital One, National Association as syndication agents. Branch Banking and Trust Company served as documentation agent.

About RPT Realty
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company's locally-curated consumer experiences reflect the lifestyles of its diverse neighborhoods and match the modern expectations of its retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the New York Stock Exchange under the ticker symbol RPT. As of September 30, 2019, the Company's portfolio consisted of 48 shopping centers representing 11.8 million square feet. As of September 30, 2019, the Company’s portfolio was 94.7% leased. For additional information about the Company please visit rptrealty.com.

Company Contact:
Vin Chao, Vice President - Finance
19 W 44th St. 10th Floor, Ste 1002
New York, New York 10036
vchao@rptrealty.com
(212) 221-1752